Exhibit 10.6

INTERACTIVE STRENGTH INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1. Purpose.

Interactive Strength Inc., a Delaware corporation (the “Company”), has adopted this Executive Annual Incentive Plan (the “Plan”) effective as of __________, 2022. The purpose of the Plan is to provide certain key employees of the Company and its subsidiaries (collectively, the “Company Group”) with an opportunity to receive annual incentive bonus awards for contributions to the Company Group.

2. Eligibility.

Any key employee of the Company Group may be designated by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as a participant from time to time.

3. Administration.

The Plan shall be administered by the Committee. The Committee shall have the sole discretion and authority to:

i.	administer and interpret the Plan;

ii.	determine which employees of the Company Group will be eligible to participate in the Plan in any given fiscal year;

iii.	prescribe the terms and conditions of any awards granted under the Plan;

iv.	determine the achievement of the performance goals, the Bonus Pool funding level, and actual annual incentive bonus awards;

v.	adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and

vi.	interpret, amend or revoke any such rules and guidelines.

With respect to Plan matters not affecting the officers of the Company, the Committee may delegate its administrative powers to any one or more of the officers of the Company. The decisions of the Committee (or its delegate, as applicable) shall in every case be final, binding and conclusive on all persons having an interest in the Plan.

4. Individual Target Awards.

During the first quarter of a fiscal year, the Committee shall establish, taking into account any applicable employment agreement, an individual target award opportunity for each employee who participates in the Plan (including any threshold or maximum award opportunities) which may be denominated as a percentage of such participant’s annual base salary or a dollar amount.

5. Performance Goals.

During the first quarter of a fiscal year, the Committee shall establish the performance goals, the target performance goals (including any threshold or maximum), the percentage weighting of each performance goal and/or formulas which will be utilized to measure the performance of the participants during the fiscal year. The performance goals shall include one or more of the following factors, either individually or in any combination: (i) cash flow; (ii) earnings per share; (iii) earnings before interest, taxes and amortization; (iv) earnings before interest, taxes, depreciation, and amortization; (v) adjusted earnings before interest, taxes and amortization; (vi) adjusted earnings before interest, taxes, depreciation, and amortization; (vii) gross merchandise value; (viii) gross merchandise value growth; (ix) return on equity; (x) total stockholder return; (xi) share price performance; (xii) return on capital; (xiii) return on assets or net assets; (xiv) revenue; (xv) income or net income; (xvi) operating income or net operating income; (xvii) operating profit or net operating profit; (xviii) operating margin or profit margin; (xix) return on operating revenue; (xx) return on invested capital; (xxi) market segment shares; (xxii) costs; (xxiii) expenses; (xxiv) initiation or completion of development programs; (xxv) other milestones with respect to development programs; (xxvi) implementation or completion of critical projects; (xxvii) commercial milestones; (xxviii) gross unit volume or units sold; or (xxix) other milestones with respect to the growth of the Company’s business or the development or commercialization of any product or service.

6. Bonus Pool.

The amount available to allocate for payment of bonuses under the Plan in respect of a given fiscal year of the Company (the “Bonus Pool”) shall be determined by the Committee. During the first quarter of a fiscal year, the Committee shall establish target funding levels (including any threshold or maximum) for the Bonus Pool. No later than thirty (30) days after the end of each fiscal year, the Committee shall determine the level of actual achievement of each performance goal and the overall percentage of achievement based on the achievement of the various performance goals (the “Overall Performance Percentage”) and certify the final Bonus Pool for the year based on both the pre-established funding levels and the level of achievement relative to the pre-established performance goals. Straight-line linear interpolation may be used where the performance goals, the Overall Performance Percentage, or the funding levels fall between any “threshold” and “target” and between the “target” and “maximum”.

Prior to certification of the Bonus Pool, the individual target award opportunity (including any threshold or maximum award opportunities), the performance metrics, formulas and the targeted achievement levels (including any threshold or maximum achievement levels) relating to such performance goals and the formulas used in determining the Bonus Pool may be adjusted, in whole or in part, as deemed necessary or appropriate by the Committee in recognition of unusual or nonrecurring events affecting the Company Group or its consolidated financial statements or changes in applicable laws, regulations or accounting principles.

7. Calculation of the Bonus Payments.

The amount of each participant’s actual annual incentive bonus award that will be earned by and paid to such participant under the Plan shall be calculated by multiplying such participant’s individual target award opportunity by the Overall Performance Percentage, provided that the calculated payment may not exceed the maximum award opportunity (to the extent applicable) and no bonus payment shall not be made if the amount calculated falls below any applicable threshold.

8. Bonus Allocation and Payment.

No later than sixty (60) days after the end of each fiscal year, the Bonus Pool will be allocated by the Committee (or its delegate, as applicable) and paid in full pursuant to such allocations. To the extent that Plan bonus threshold, target or maximum funding and/or performance levels are pre-established with respect to any or all employees, the Committee (or its delegate, as applicable) reserves the discretion to reduce the final bonus(es) payable to any or all such employees as determined appropriate in its sole discretion. Bonuses under the Plan shall be payable in cash or shares of Company common stock issued under the Company’s stock plan, as may be in effect from time to time, in either case less applicable deductions and tax withholdings. An employee must be employed on the date of payment in order to earn any bonus under the Plan.

9. Establishment of Bonus Payment Terms.

In connection with any bonus payment under the Plan, the Committee may require an employee to enter into such agreements as the Committee considers appropriate. Bonus payments may be subject to conditions established by the Committee. The failure by an employee to satisfy any of the requirements or conditions imposed on any bonus payment by the Committee shall, in the discretion of the Committee, result in the immediate cancellation of any unpaid portion of such bonus payment and such employee will not be entitled to receive any consideration with respect to such cancellation.

10. Amendment and Termination.

Either the Board or the Committee may amend, suspend or terminate the Plan in writing at any time, for any and no reason.

11. Miscellaneous.

a.	To the extent permitted by applicable law, any bonus payments under the Plan shall be subject to any clawback or recoupment policies the Company Group has in place from time to time.

b.

Nothing in the Plan or any bonus granted hereunder shall interfere with or limit in any way the right of the Company Group to terminate any individual’s employment or service at any time or for any reason not prohibited by law.

c.

Bonuses under the Plan are discretionary. No person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. The Committee has no obligation for uniformity of treatment of individuals or bonuses under the Plan.

d.	An individual’s right or interest, if any, to receive payment of a bonus under the Plan is not assignable or transferable and shall not inure to any third party beneficiary.

e.

The Plan and all obligations hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

f.

The Plan and any bonuses payable hereunder are intended to be exempt to the maximum extent possible from Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations or other guidance promulgated thereunder (collectively, “Section 409A”); and to otherwise comply with Section 409A. The Plan shall be interpreted and administered in a manner consistent with this intent.

g.

The Plan is intended to be unfunded. Participants are and shall at all times be general unsecured creditors of the Company with respect to their bonuses hereunder, if any. The Company shall bear all expenses and costs in connection with the operation of the Plan.

h.

If any provision of the Plan or the application thereof to any individual or circumstance is deemed invalid or unenforceable by a court of competent jurisdiction, then the remainder of the Plan or the application of such term or provisions to individuals or circumstances shall be valid and enforceable to the fullest extent permitted by law.

i.

The Plan, all bonuses granted hereunder and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.